Exhibit 99.1

Roivant Announces Positive Results from PHocus Study of Mosliciguat in Patients with Pulmonary Hypertension Associated with Interstitial Lung Disease (PH-ILD) and Unveils Ongoing Phase 3 PHrontier Study

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PHocus met its primary endpoint, demonstrating a clinically meaningful and statistically significant placebo-adjusted reduction in pulmonary vascular resistance (PVR) of -56.3% (p<0.0001) at Week 16, the highest ever reported PVR reduction in any randomized controlled PH trial

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The study also met its secondary endpoints at Week 16 with a +35.2-meter placebo-adjusted improvement in six-minute walk distance (6MWD, p=0.0027) and a -53.2% (357.7 pg/mL) placebo-adjusted reduction in N-terminal pro–B-type natriuretic peptide (NT-proBNP, p=0.0002), both clinically meaningful and statistically significant

•	Pre-specified exploratory Week 24 results showed continued placebo-adjusted improvements in 6MWD to +52.7m (nominal p<0.0001) and NT-proBNP to -75.9% (-487.1 pg/mL, nominal p<0.0001)

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Mosliciguat was observed to be well tolerated with a favorable safety profile, and compared with placebo, a lower proportion of patients experienced cough (12.1% mosliciguat vs. 18.2% placebo), a common tolerability challenge with inhaled prostacyclins

•	Phase 3 PHrontier study of mosliciguat in patients with PH-ILD has been initiated, with enrollment underway

•	Results being presented today at the European Respiratory Society (ERS) International Congress 2026 by Professor Marc Humbert

•	Roivant to host investor conference call and webcast today at 8:00 a.m. ET

BASEL, Switzerland and LONDON and NEW YORK, September 8, 2026 – Roivant (Nasdaq: ROIV) today announced positive results from its Phase 2 PHocus clinical trial evaluating mosliciguat for the treatment of pulmonary hypertension associated with interstitial lung disease (PH-ILD), a progressive and life-threatening condition with significant unmet medical needs for patients. The results will be presented today at the European Respiratory Society (ERS) International Congress 2026.

“PH-ILD remains one of the most challenging forms of pulmonary hypertension to treat, given the heterogeneity of the disease and the fact that existing therapies are approved in limited geographies and poorly tolerated in patients with underlying lung disease,” said Marc Humbert, MD, PhD, Professor of Respiratory Medicine at Université Paris-Saclay and Director of the French National Reference Center for Pulmonary Hypertension. “The PVR reduction observed in PHocus is remarkable and among the largest reported in a randomized controlled PH trial to date. The consistency of benefit across hemodynamic, functional, and cardiac biomarker endpoints makes these results even more impressive. Together, these results represent a clinically meaningful advancement in this field and highlight the potential of mosliciguat to address a longstanding gap in care for a patient population with high mortality and limited treatment options.”

The PHocus study met its primary endpoint, demonstrating a clinically meaningful and statistically significant placebo-adjusted reduction in PVR of -56.3% (-51.3% mosliciguat vs. +6.6% placebo, p<0.0001) at Week 16. The study also met its secondary endpoints on a placebo-adjusted basis, demonstrating a clinically meaningful and statistically significant improvement in 6MWD of +35.2 meters (+20.3 mosliciguat vs. -14.9 placebo, p=0.0027) and a clinically meaningful and statistically significant reduction in NT-proBNP, a biomarker of cardiac strain, of -357.7 pg/mL (p=0.0002), corresponding to a -53.2% reduction from baseline at Week 16.

In a pre-specified exploratory analysis, treatment effects continued to strengthen through the end of the placebo-controlled period. By Week 24, the placebo-adjusted improvement in 6MWD reached +52.7 meters (nominal p<0.0001), while NT-proBNP showed a placebo-adjusted reduction of -487.1 pg/mL (-75.9%; nominal p<0.0001).

Mosliciguat was observed to be well tolerated, with a favorable safety profile and adverse events consistent with the underlying PH-ILD condition. Notably, the incidence of cough, a common tolerability concern with inhaled prostacyclins, was lower than placebo in patients receiving mosliciguat (12.1% for patients receiving mosliciguat vs. 18.2% for patients receiving placebo).

Mosliciguat is a potential first-in-class, once-daily, inhaled sGC activator with a differentiated mechanism of action designed to deliver targeted pulmonary vasodilation with limited systemic side effects for the treatment of PH-ILD. Mosliciguat targets sGC, a key enzyme in the nitric oxide (NO)/cyclic guanosine monophosphate (cGMP) signaling pathway that catalyzes cGMP production. Elevated cGMP levels are known to promote vasodilation and potentially contribute to anti-fibrotic effects, reduce inflammation and apoptosis, and reverse vascular remodeling. The PHocus results support mosliciguat’s potential as an sGC activator, mechanistically distinct from sGC stimulators, to activate sGC independent of NO/heme status. This positions mosliciguat to address both oxidative-stress-associated diseases such as PH-ILD, where native sGC function is impaired, as well as diseases where native sGC remains responsive to NO/heme signaling.

PH is classified into five groups based on underlying causes, symptoms, and treatment approaches. Group 3 PH is a subtype of PH that arises from lung diseases, such as interstitial lung disease (ILD). ILD describes a large group of diseases that cause progressive damage to the lungs, making it difficult for patients to breathe. Up to 200,000 patients across the U.S. and Europe are living with PH-ILD, a subset of Group 3 PH, and have limited or no approved treatment options.

“PH-ILD is a disease as bad as some forms of cancer, with a median survival of just 1.5-2 years despite best-available standard of care. We wanted to see if we could make an impact in this terrible disease when we brought mosliciguat into Roivant. Our thesis was that the ATMOS study actually understated the potential of mosliciguat – and when dosed chronically, it would do considerably more. These PHocus results proved that out as clearly as we could have hoped: a profound 56.3% placebo-adjusted PVR reduction – the largest PVR reported in any controlled pulmonary hypertension trial of any group,” said Mayukh Sukhatme, President and Chief Investment Officer at Roivant. “This data set puts mosliciguat in a league of its own on PVR reduction, 6MWD improvement, NT-proBNP % reduction, cough rate, and ease of use. It is a terrific example of the Roivant model working as planned: finding high-potential molecules and going after diseases where the patient needs are enormous and where the drug can truly shine.”

“Our robust Phase 2 PHocus study results, in conjunction with mosliciguat’s inhaled, once-a-day administration and potential first-in-class sGC activator profile, strongly position it as a potential single agent treatment and combination therapy for patients with PH-ILD. Today, the treatment landscape is sparse, primarily consisting of formulations of inhaled treprostinil and their associated limitations, and off-label use of PDE5 inhibitors. With these results, mosliciguat has demonstrated that it may address many of these treatment gaps,” said Drew Fromkin, Chief Executive Officer of Pulmovant. “We are truly grateful to the patients, investigators, and site teams who made this study possible. We are also pleased to announce that our Phase 3 PHrontier study for patients with PH-ILD has been initiated with the goal of rapidly bringing mosliciguat to patients battling PH-ILD.”

The initiation of the Phase 3 PHrontier clinical trial of mosliciguat in PH-ILD, in tandem with the completion of our PHocus study, reflects the company’s commitment to expedite mosliciguat’s development and, upon approval, access to patients who are in need of effective treatment options.

For more information on the PHrontier study, please visit PhrontierStudy.com.

About the PHocus Study
The Phase 2 PHocus clinical study (NCT06635850) is a randomized, double-blind, placebo-controlled, global trial that assessed the safety and efficacy of mosliciguat in adult patients with PH-ILD. The study enrolled 135 patients across 87 sites in 20 countries.

About the PHrontier Study
The Phase 3 PHrontier clinical study is a randomized (1:1), double-blind, placebo-controlled, global trial evaluating the safety and efficacy of mosliciguat in adult patients with PH-ILD. The study is currently designed to enroll approximately 375 patients worldwide.

About Pulmonary Hypertension and Interstitial Lung Disease
Pulmonary hypertension (PH) is a progressive and debilitating condition characterized by high blood pressure in the blood vessels of the lungs. This elevated pressure forces the heart to work harder to pump blood through the lungs, leading to symptoms such as shortness of breath, fatigue, chest pain, and dizziness. The World Health Organization (WHO) has classified PH into five groups based on underlying causes, symptoms, and treatment approaches. Group 3 PH is a subtype of PH that arises from lung diseases, such as interstitial lung disease (ILD). ILD describes a large group of diseases that cause progressive damage to the lungs, making it difficult for patients to breathe. Up to 200,000 patients across the U.S. and Europe are living with PH-ILD, a subset of Group 3 PH, and have limited or no approved treatment options. For more information, please visit www.pulmovant.com/our-science.

About Mosliciguat
Mosliciguat is a potential first-in-class, once-daily, inhaled sGC activator with a differentiated mechanism of action, which may have broad application across the spectrum of pulmonary hypertension (PH). Mosliciguat targets sGC, a key enzyme in the nitric oxide (NO)/cyclic guanosine monophosphate (cGMP) signaling pathway that catalyzes cGMP production. Elevated cGMP levels are known to promote vasodilation, contribute to anti-fibrotic effects, reduce inflammation and apoptosis and reverse vascular remodeling. Unlike sGC stimulators, which require reduced heme and NO to exert their effect, mosliciguat is an sGC activator that is believed to work independently of heme and NO. In the Phase 2 PHocus study, once-daily dosing of inhaled mosliciguat in PH patients was observed to be well tolerated and led to a reduction in pulmonary vascular resistance (PVR) of 56.3%, the highest ever reported PVR reduction in any randomized controlled PH trial. Mosliciguat also improved six-minute walk distance (6MWD) by 35.2 meters at Week 16 (secondary endpoint) and 52.7 meters at Week 24 (exploratory endpoint). Mosliciguat is currently being evaluated in the Phase 3 PHrontier study. For information on the Phase 3 PHrontier study of mosliciguat, please visit PhrontierStudy.com.

Investor Conference Call Information
Roivant will host a live conference call and webcast at 8:00 a.m. ET on Tuesday, September 8, 2026, to discuss the Phase 2 results for mosliciguat in PH-ILD and Phase 3 initiation. To access the conference call by phone, please register online using this registration link. The presentation and webcast details are available under “Events & Presentations” in the Investors section of the Roivant website at www.investor.roivant.com/news-events/events. The archived webcast will be available on Roivant’s website after the conference call.

About Roivant
Roivant (Nasdaq: ROIV) is a commercial-stage biopharmaceutical company that aims to improve the lives of patients by accelerating the development and commercialization of medicines that matter. Roivant’s pipeline includes LISRAYA™ (brepocitinib), a potent small molecule inhibitor of JAK1 and TYK2 FDA-approved for the treatment of dermatomyositis in adult patients and also in late-stage development for the treatment of non-infectious uveitis, cutaneous sarcoidosis and lichen planopilaris; IMVT-1402, a fully human monoclonal antibody targeting FcRn in development across several IgG-mediated autoimmune indications; and mosliciguat, an inhaled sGC activator in development for pulmonary hypertension associated with interstitial lung disease. We advance our pipeline by creating nimble subsidiaries or “Vants” to develop and commercialize our medicines and technologies. For more information, visit www.roivant.com.

Forward-Looking Statements
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Although we believe that our plans, intentions, expectations and strategies as reflected in or suggested by those forward-looking statements are reasonable, we can give no assurance that the plans, intentions, expectations or strategies will be attained or achieved. Furthermore, actual results may differ materially from those described in the forward-looking statements and will be affected by a number of risks, uncertainties and assumptions, including, but not limited to, those risks set forth in the Risk Factors section of our filings with the U.S. Securities and Exchange Commission. Moreover, we operate in a very competitive and rapidly changing environment in which new risks emerge from time to time. These forward-looking statements are based upon the current expectations and beliefs of our management as of the date of this press release, and are subject to certain risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. Except as required by applicable law, we assume no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Contacts:
Investors
Keyur Parekh
keyur.parekh@roivant.com

Media
Stephanie Lee
stephanie.lee@roivant.com